Exhibit 99.1

The Wilber Corporation’s Shareholder Meeting Results, First
Quarter 2008 Earnings and Quarterly Dividend

FOR IMMEDIATE RELEASE

DATE:	April 25, 2008
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York, April 25, 2008 – The Wilber Corporation (“Company”), parent company of Wilber National Bank (“Bank”) and Provantage Funding Corporation (“Provantage”), held its Annual Meeting of Shareholders on April 25, 2008, at which time all three of the Company’s proposals were approved by shareholders. The number of Directors of the Company was fixed at ten and three Directors of the Company were elected to the Board for a three-year term. The elected Directors are Mary C. Albrecht, David F. Wilber, III and Alfred S. Whittet.  Additionally, The Wilber Corporation 2008 Omnibus Incentive Plan was approved by the shareholders of the Company.

In related business, the Company reported net income of $1.438 million and earnings per share of $0.14 for the three-month period ended March 31, 2008.  By comparison, the Company's net income and earnings per share for the three-month period ended March 31, 2007 were $1.949 million and $0.18, respectively.  This represents a 26.2% decrease in net income and a 22.2% decrease in earnings per share.  The Company's return on average assets and return on average equity for the first quarter of 2008 were 0.71% and 8.30%, respectively, as compared to 1.04% and 12.57%, respectively, for the same period in 2007.  Average total assets of the Company equaled $818.508 million for the first quarter of 2008 as compared to $758.420 million for the first quarter of 2007, a $60.088 million or 7.9% increase.

For the three-month period ended March 31, 2008, total net interest income increased $81 thousand as compared to the same period in 2007.  This was driven principally by an increase in average earning assets of $55.431 million between comparable periods.  Net interest margin (tax-equivalent) for the three-month period ended March 31, 2008 was 3.44% as compared to 3.68% for the same period in 2007, a decrease of 24 basis points.  Non-interest income for the first quarter of 2008 was $1.539 million as compared to $1.769 million for the first quarter of 2007, a $230 thousand or 13.0% decrease.  In the first quarter of 2007, the Company recognized a $352 thousand gain on sale of the Norwich Town branch office building and related equipment.  Additionally, 2008 first quarter non-interest expense increased by $656 thousand over the prior year due primarily to additional salaries and benefits expenses in 2008 stemming from the full quarter impact of the Provantage acquisition that occurred on March 1, 2007, as well as the Company’s expansion into the Syracuse, New York marketplace.

Douglas C. Gulotty, the Company's President and CEO, noted, “We are executing our strategic plan for expansion into larger and growing markets.  This effort has increased our operating expenses, but is showing signs of success as we have increased total assets to $853.633 million increased loans to $454.441 million at the end of the first quarter of 2008.  We are pleased with the performance of the Company in its traditional markets, serving our loyal customers to the best of our ability as we welcome new customers.”

Mr. Gulotty also remarked that the Bank’s adherence to strict underwriting criteria when originating residential mortgages has produced solid results with non-performing loans less than 1% of the portfolio.  “We are encouraged with the pace of mortgage business activity through our Provantage subsidiary, despite the general economic slowdown, and plan to retain for our own loan portfolio a significant percentage of the mortgage loans originated,” added Mr. Gulotty.

In other matters, the Board of Directors declared a quarterly dividend of $0.095 per share payable on May 28, 2008 to shareholders of record on May 13, 2008.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of central and upstate New York.  The Wilber Corporation is the parent of Wilber National

Bank and Provantage Funding Corporation.  The Wilber Corporation’s common stock trades under the symbol “GIW” on the American Stock Exchange.

Wilber National Bank, chartered in 1874, operates as a traditional commercial bank in its central New York market with 21 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, and Broome Counties and three loan production offices located in Syracuse, New York, Cicero, New York and Clifton Park, New York.  The Bank intermediates customer deposits and institutional borrowings into loans, short-term liquid investments, and investment securities.  The Bank’s lending activities include commercial lending, primarily to small and mid-sized businesses; mortgage lending for 1-4 family and multi-family properties, including home equity loans; mortgage lending for commercial properties; consumer installment and automobile lending; and, to a lesser extent, agricultural lending.  The Bank provides personal trust, agency, estate administration, and retirement planning services to individuals, as well as custodial and investment management services to institutions, through its Trust and Investment Division.  It also offers stocks, bonds, and mutual funds through a third party broker-dealer firm and a full line of life, health, and property and casualty insurance products through its insurance agency subsidiary, Mang–Wilber LLC.  The Bank currently has 297 full time equivalent employees.  Additional information about Wilber National Bank can be found at its website:  www.wilberbank.com.

Provantage is a licensed New York State mortgage banker headquartered in Clifton Park, New York.  Provantage offers a large variety of residential mortgage products that fit the needs of most consumers.  It is also a HUD endorsed lender, providing government FHA loans.  Provantage covers the entire Capital District with five licensed branch offices located in Saratoga, Schenectady, and Albany counties, and one licensed branch office in Otsego County, adjacent to the Bank’s main office. Additional information about Provantage can be found at its website: www.ProvantageFunding.com.

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NOTE: This release may contain certain statements which are historical facts or which concern the Company’s future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this release regarding historical stock price performance are not indicative of or guarantees of future price performance.

THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts) Unaudited	As of and for the three
	months ended March 31,
Condensed Income Statement	2008	2007 (3)
Net interest income	$6,145	$6,064
Provision for loan losses	225	260
Net interest income after provision for loan losses	5,920	5,804
Noninterest income	1,539	1,769
Noninterest expense	5,632	4,976
Income before taxes	1,827	2,597
Income taxes	389	648
Net income	$1,438	$1,949

Share and Per Share Data
Average common shares outstanding (in thousands)	10,504	10,569
Period-end common shares outstanding (in thousands)	10,504	10,569

Net income per share	$0.14	$0.18

Cash dividends declared	$0.095	$0.095

Book value per common share	$6.77	$6.13

Period-end Balances
Total Assets	$853,633	$764,003
Earning Assets	797,505	719,577
Loans, gross (4)	454,441	413,835
Allowance for loan losses	6,965	6,718
Deposits	713,471	637,046
Shareholders’ equity	71,064	64,798

Average Balances
Total Assets	$818,508	$758,420
Earning Assets	775,129	719,698
Loans, gross (4)	447,526	409,078
Allowance for loan losses	7,009	6,730
Deposits	679,021	631,086
Shareholders’ equity	69,723	62,871

Key Ratios
Earnings:
Return on average assets	0.71%	1.04%
Return on average equity	8.30%	12.57%
Net interest margin (tax-equivalent)	3.44%	3.68%
Efficiency ratio (1)	70.14%	59.42%

Asset Quality
Net loan charge-offs to average loans, annualized	0.21%	0.22%
Allowance for loan losses to period-end loans	1.53%	1.62%
Allowance for loan losses to non-performing loans (2)	96%	133%
Non-performing loans to period-end loans	1.60%	1.22%
Non-performing assets to period-end loans and other real estate	1.64%	1.24%

Common Stock Data
The Company’s common stock ($0.01 par value per share) trades on	2008	High Trade	Low Trade	Dividend
the American Stock Exchange (Amex®) under the symbol GIW.	1st Quarter	$9.10	$8.52	$0.095

	2007	High Trade	Low Trade	Dividend
	4th Quarter	$9.50	$8.65	$0.095
	3rd Quarter	$12.00	$8.20	$0.095
	2nd Quarter	$9.89	$8.85	$0.095
	1st Quarter	$10.29	$9.17	$0.095

(1)
Calculated by dividing total noninterest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.

(2)	Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.
(3)	Certain figures have been reclassified to conform with current period presentation.
(4)	Period-end and average loan balances include non-accrual loans and net deferred loan fees and costs and excludes the allowance for loan losses and loans held for sale.